SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549


                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934
                               (Amendment No. 5 )*


                                ESSEX CORPORATION
                                (Name of Issuer)


                     Common Stock, par value $0.10 per share
                         (Title of Class of Securities)


                                   296744 10 5
                                 (CUSIP Number)

Check the following box if a fee is being paid with this statement . (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                         (Continued on following pages)

                                Page 1 of 4 Pages

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CUSIP No. 296744 10 5                 13G                 Page 2 of 4 Pages
--------------------------                               -------------------

This Schedule 13G as originally filed October 15, 1992, as heretofore amended, is further amended and is also restated in its entirely pursuant to Regulation S-T, Item 101(a)(2)(ii).


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1    Name of Reporting Person                                 HARRY LETAW, JR.
     S.S. or I.R.S. Identification No. of Above Person            ###-##-####
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2    Check the Appropriate Box if a Member of a Group*                   (a)

                                                                         (b)
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3    SEC Use Only

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4    Citizenship or Place or Organization           United States of America
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                                        5        Sole Voting Power
     Number                                               457,150
                                        ---------------------------------------
     Of Shares                          6        Shared Voting Power
                                                          537,659
     Beneficially                       ---------------------------------------
                                        7        Sole Dispositive Power
     Owned by Each                                        457,150
                                        ---------------------------------------
     Reporting Person                   8        Share Dispositive Power
                                                          537,659
     With                               ---------------------------------------
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9    Aggregate Amount Beneficially Owned by Each Reporting Person
     994,809
--------------------------------------------------------------------------------

10   Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*
     N/A
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11   Percent of Class Represent by Amount in Row 9                      21.08%

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12   Type of Reporting Person                                              IN

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                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549



                      ----------------------------------

                                  SCHEDULE 13G
                    Under the Securities Exchange Act of 1934

                      ----------------------------------



Check the following box if a fee is being paid with this statement

ITEM 1(A) - NAME OF ISSUER:

ESSEX CORPORATION

ITEM 1(B) - ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

9150 Guilford Road, Columbia, MD  21046-1891

ITEM 2(A) - NAME OF PERSON FILING:

Harry Letaw, Jr.

ITEM 2(B) - TITLE OF CLASS OF SECURITIES:

Common Stock, par value $0.10 per share

ITEM 2(E) - CUSIP NUMBER:

296744 10 5

ITEM 3 - TYPE OF FILING:

This Schedule 13G as originally filed October 15, 1992, as heretofore amended, is further amended and is also restated in its entirely pursuant to Regulation S-T, Item 101(a)(2)(ii).

ITEM 4 - OWNERSHIP:

  (a)   Amount of Beneficially Owned:                        994,809

  (b)   Percent of Class:                                    21.08%


                                Page 3 of 4 Pages

  (c)      Number of shares as to which such person has:

           (i)    sole power to vote or direct to vote                 457,150
                                                                       -------

           (ii)   shared power to vote or direct to vote               537,659
                                                                       -------

           (iii)  sole power to dispose of or to direct the
                  disposition of                                       457,150
                                                                       -------

           (iv)   shared power to dispose or to direct the
                  disposition of                                       537,659
                                                                       -------


ITEM 5 - OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

N/A

ITEM 6 - OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

N/A

         IDENTIFICATION  AND  CLASSIFICATION  OF THE SUBSIDIARY WHICH ACQUIRED
ITEM 7 - THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:

N/A

ITEM 8 - IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF GROUP:

N/A

ITEM 9 - NOTICE OF DISSOLUTION OF GROUP:

N/A

ITEM 10 - CERTIFICATION

N/A

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:    9/15/98                            By:      /s/ Harry Letaw Jr.
         -------                                     --------------------
                                                     Harry Letaw, Jr.


                                Page 4 of 4 Pages